Exhibit 99.2

Third Quarter 2016 Earnings
October 27, 2016

Dear Shareholder,

It is my pleasure to announce our financial results for the third quarter of 2016. Our net income for the three month period ended September 30, 2016 was $3.59 million resulting in earnings per common share of $0.46, compared to $4.06 million and $0.52 for the third quarter 2015. During the nine month periods ended September 30, 2016 and 2015, we reported net income of $10.02 million and $11.83 million, and earnings per common share of $1.28 and $1.52, respectively.

While interest income for the first nine months of 2016 increased $1.43 million in comparison to the same period in 2015, the decrease in net income and earnings per common share is due primarily to changes in the provision for loan losses. During the first nine months of 2016, an increase in gross loans during the period of $138.87 million, offset by improvements in various credit quality indicators and increased net loan recoveries, resulted in recording a provision for loan losses in the amount of $185,000. By contrast, during the first nine months of 2015, a reduction in gross loans during the period of $235,000, coupled with significant improvements in various credit quality indicators, resulted in a reversal of the provision for loan losses in the amount of $2.00 million.

The increase in net interest income for the first nine months of 2016 was largely driven by overall growth in the loan portfolio. Gross loans for the period ended September 30, 2016 grew by $138.87 million from December 31, 2015, with $106.47 million of that amount due to growth in the commercial loan portfolio. During the third quarter of 2016, we entered into a participation agreement to fund advances to mortgage originators which contributed $27.83 million of the growth in the commercial loan portfolio. Strategies the Corporation implemented during the second quarter of 2016 related to residential mortgage and consumer loans also contributed to the increased volume. Residential mortgage loans and consumer loans at the end of the third quarter 2016 were $260.12 million and $40.76 million, compared to $251.50 million and $34.70 million, respectively, as of December 31, 2015.

As of September 30, 2016, total assets increased to $1.71 billion and assets under management grew to $2.41 billion which includes loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $699.61 million. Total assets and total assets under management grew by 2.30% and 1.94% respectively, from December 31, 2015.
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ISABELLA BANK CORPORATION             401 North Main Street, Mt. Pleasant, MI 48858-1649                   www.isabellabank.com

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During the third quarter of 2016, the Corporation also paid a $0.25 per common share cash dividend which represented a 4.17% increase over the per common share cash dividend for the third quarter of 2015. Based on the Corporation’s closing stock price of $27.70 as of September 30, 2016, the annualized cash dividend yield was 3.50%.

This year, we have made significant progress in enhancing our customers' experience. Enhanced services, a complete renovation of our recently acquired Midland office, and improved processes have provided growth opportunities within our markets. As we enter the fourth quarter, we will continue our growth strategy by releasing an updated website, enhancing our brand within our footprint, and opening a new Loan Production Office in the Saginaw market. We look forward to expanding our services within the Saginaw market to better meet the financial needs of the community. These initiatives, among others, provide a solid path toward a successful fourth quarter.

On behalf of our Board of Directors and all of our employees, I would like to thank you for your continued support. If you have any questions or comments, please email me at jevans@isabellabank.com or call me at 989.779.6215.

Jae A. Evans, Chief Executive Officer

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.